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                                                                      EXHIBIT 11


                        SYNTELLECT INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                                                    ---------
                                                                                             1997             1996
                                                                                             ----             ----
Net income (loss)                                                                           $   106         $ (1,083)
                                                                                            =======         ========
Weighted average shares:
         Common shares outstanding                                                           13,485           13,388
         Common equivalent shares representing shares
              issuable  upon exercise of stock options (1)                                      557               --
                                                                                            -------         --------
                  Total weighted average shares - primary                                    14,042           13,388

Incremental common equivalent shares (calculated using
     the higher of end of  period or average market value (2)                                    --               --
                                                                                            -------         --------
                  Total weighted average shares - fully diluted                              14,042           13,388
                                                                                            =======         ========

Primary net income (loss) per common and equivalent
     share                                                                                  $   .01         $   (.08)
                                                                                            =======         ========

Fully diluted net income (loss) per common and equivalent
     share (2)                                                                            $     .01        $    (.08)
                                                                                            =======         ========




------
Notes:

(1)   Amount calculated using the treasury stock method and fair market values.

(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. Incremental amounts are zero; calculation is shown for presentation purposes only.


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